Exhibit 99.1
One Lincoln Street
Boston, MA 02111
News Release

Investor Contact: Ilene Fiszel Bieler	Media Contact: Marc Hazelton
+1 617/664-3477	+1 617/513-9439

STATE STREET REPORTS FIRST-QUARTER 2018 EPS OF $1.62, UP 41%, AND
ROE OF 12.8%, UP 2.9 PERCENTAGE POINTS, COMPARED TO THE FIRST-QUARTER OF 2017

1Q18 REVENUE OF $3.0 BILLION, UP 13% COMPARED TO 1Q17, REFLECTING STRENGTH IN SERVICING FEES AND NET INTEREST INCOME

ASSETS UNDER CUSTODY AND ADMINISTRATION OF $33.3 TRILLION AND ASSETS UNDER MANAGEMENT OF $2.7 TRILLION, UP 12% AND 7%, RESPECTIVELY, COMPARED TO 1Q17,
DRIVEN BY STRENGTH IN EQUITY MARKETS AND NEW BUSINESS

RECORD $1.3 TRILLION OF NEWLY ANNOUNCED SERVICING MANDATES

Boston, MA ...April 20, 2018
In announcing today’s financial results, Joseph L. Hooley, State Street’s Chairman and Chief Executive Officer, said, "First-quarter 2018 results reflect strong growth in both fee revenue and net interest income. Servicing fees increased 10% from 1Q17, reflecting strength in equity markets and continued strong business momentum."
Hooley added, "We continue to execute on State Street Beacon, enhancing the client experience by providing new solutions and insights, while driving efficiencies across the organization. As a result of our multi-year investment in technology, we have been able to win new mandates and expand existing relationships as demonstrated by the record level of new servicing commitments of $1.3 trillion in 1Q18."
    Hooley concluded, "We are well positioned to achieve the financial objectives for 2018 we announced in January, while remaining focused on servicing our clients and investing in new products and offerings."

1Q18 Highlights
AUCA/AUM

•
Broad-based business momentum: Asset servicing AUCA at 1Q18 quarter-end, increased 12% from 1Q17 due to strength in equity markets, new business and client activity. Asset management AUM at 1Q18, increased 7% compared to 1Q17, primarily driven by strength in equity markets and ETF net inflows, partially offset by thinner-yielding institutional outflows.

•
New business: Asset servicing mandates newly announced in 1Q18 totaled approximately $1.3 trillion.(1) Servicing assets remaining to be installed in future periods totaled approximately $1.6 trillion. In our asset management business, we experienced net outflows of $27 billion during 1Q18 given the difficult market conditions for our institutional offerings.

Revenue

•
Fee revenue(2): Broad-based strength in fee revenue, up 8% in 1Q18 compared to 1Q17, driven by higher servicing fees, management fees, trading services, securities finance, and the favorable impact of currency translation, partially offset by lower processing fees and other revenue.

◦
Servicing and management fees: Servicing fees increased 10% relative to 1Q17, benefiting from higher global equity markets, new business, client activity, and the favorable impact of currency translation. Management fees increased 24% relative to 1Q17, primarily driven by higher global equity markets and the impact of the new revenue recognition standard.(2)

◦
Processing fees and other revenue: Decreased from 1Q17, largely reflecting the absence of a $30 million one-time gain in 1Q17 from the sale of a business and the episodic impact of $22 million in higher FX swap costs not included in the net interest income deposit hedging program.

•	Net interest income: Increased 29% in 1Q18 from 1Q17, driven by higher market interest rates in the U.S., disciplined liability pricing, and higher client balances.
Expenses(2)

•
Expenses: 1Q18 expenses increased 8% compared to 1Q17 due to investments to support new business, compensation costs, transaction processing costs, the expense impact of the new Revenue Recognition Standard,(2)and the unfavorable impact of currency translation, partially offset by the absence of restructuring charges and Beacon savings.

•	Operating leverage: Compared to 1Q17, the growth rate of total revenue exceeded the growth rate of total expenses, resulting in positive operating leverage of approximately 5.0% points.

•	Fee operating leverage: Compared to 1Q17, fee operating leverage was (0.6)% points. The episodic increase in FX swap costs contributed approximately -1% point to this result.

•	Pre-tax margin: Compared to 1Q17, pre-tax margin increased 3.4% points.
(1) We expect that for the remainder of the year newly announced asset servicing mandates will return to levels more commonly reflected historically. See “Additional Information” below in this news release for a description of our calculation methodology for newly announced asset servicing mandates.
(2) Effects of the new Revenue Recognition Standard (ASU 2014-09): The newly effective revenue recognition standard increased 1Q18 total fee revenue and total expenses by approximately $65 million each. Relative to 1Q17, the new revenue recognition standard contributed 3% to both fee revenue growth and expense growth. The revenue impact was approximately $45 million in management fees, $15 million in trading services, and $5 million across other revenue line items. The expense impact was approximately $15 million in transaction processing, $45 million in other expenses, and $5 million across other expense line items.

Capital

•
Key metrics: Relative to 1Q17, the estimated Basel III common equity tier 1 ratio for 1Q18 decreased 70 basis points to 10.8%. The estimated 1Q18 leverage ratio was 6.9%, reflecting an increase of 10 basis points from 1Q17.

•	Capital Return: Purchased $350 million of our common stock and declared a quarterly common stock dividend of $0.42 per share in 1Q18.

Financial Results

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q18	4Q17	Increase (Decrease)		1Q17	Increase (Decrease)
Total fee revenue(1)	$2,363	$2,230	6.0%		$2,198	7.5%
Net interest income	658	616	6.8		510	29.0
Total revenue	3,019	2,846	6.1		2,668	13.2
Provision for loan losses	—	(2)	nm		(2)	nm
Total expenses(1)	2,256	2,131	5.9		2,086	8.1
Net income available to common shareholders	605	334	81.1		446	35.7
Earnings per common share:
Diluted earnings per share	1.62	0.89	82.0		1.15	40.9
Financial ratios:
Quarterly average total assets	226,870	216,348	4.9		219,209	3.5
Fee operating leverage(2)			9	bps		(64)	bps
Operating leverage(2)			21			501
Return on average common equity	12.8%	6.9%	590		9.9%	290
Return on tangible common equity(3)	20.1	16.7	340		16.0	410
Pre-tax margin (GAAP-basis)	25.3	25.2	10		21.9	340
Pre-tax margin (historical Operating-basis)	27.4	33.1	(570)		26.1	130
Effective tax rate(4)	13.5	48.4	(3,490)		14.0	(50)

(1) Effects of the new Revenue Recognition Standard (ASU 2014-09): The newly effective revenue recognition standard increased 1Q18 total fee revenue and total expenses by approximately $65 million each. Relative to 1Q17, the new revenue recognition standard contributed 3% to both fee revenue growth and expense growth. The revenue impact was approximately $45 million in management fees, $15 million in trading services, and $5 million across other revenue line items. The expense impact was approximately $15 million in transaction processing, $45 million in other expenses, and $5 million across other expense line items.
(2) The financial ratio represents the rate of growth of total revenue (or fee revenue) less the rate of growth of expenses relative to the preceding or prior year period, as applicable.
(3) Return on tangible common equity is calculated by dividing year-to-date annualized net income available to common shareholders (GAAP-basis) by tangible common equity. For additional information on the Reconciliation of Tangible Common Equity Ratio refer to the addendum included with this News Release.
(4) As a result of the enactment of the Tax Cuts and Jobs Act, the fourth-quarter of 2017 included a one-time estimated net cost of $250 million. The impact of of this item on the GAAP-basis effective tax rate for the fourth-quarter of 2017 was 13.2%.
nm Not meaningful

Summary of Notable Items

Pre-tax impact
(Dollars in millions, except per share data)	1Q18	4Q17	1Q17
Revenue:
Gains on sales of businesses	$—	$—	$30
Investment portfolio repositioning	—	—	(40)
Tax Cuts & Jobs Act (TCJA) impact(1)		(20)	—
Expense:
Acquisition & restructuring costs	—	(133)	(29)
Tax:
Tax Cuts & Jobs Act (TCJA) impact(1)	—	(250)	—
Total EPS Impact	$—	$(0.94)	$(0.06)

(1) The effects of the TCJA described in this presentation are estimates. Actual effects of the TCJA may differ from these estimates, among other things, due to additional tax and regulatory guidance and changes in State Street assumptions and interpretations.

Selected Financial Information and Metrics
The tables below provide a summary of selected financial information and key ratios for the indicated periods.
The following table presents AUCA, AUM, market indices and average foreign exchange rates for the periods indicated.

(Dollars in billions, except market indices and foreign exchange rates)	1Q18	4Q17	Increase (Decrease)	1Q17	Increase (Decrease)
Assets under custody and administration(1)(2)	$33,284	$33,119	0.5%	$29,833	11.6%
Assets under management(2)	2,729	2,782	(1.9)	2,561	6.6
Market Indices(3):
S&P 500® daily average	2,733	2,603	5.0	2,326	17.5
MSCI EAFE® daily average	2,072	2,005	3.3	1,749	18.5
MSCI® Emerging Markets daily average	1,204	1,125	7.0	927	29.9
HFRI Asset Weighted Composite® monthly average	1,406	1,386	1.4	1,323	6.3
Barclays Capital U.S. Aggregate Bond Index® period-end	2,016	2,046	(1.5)	1,993	1.2
Barclays Capital Global Aggregate Bond Index® period-end	491	485	1.2	459	7.0
Average Foreign Exchange Rate (Euro vs. USD)	1.229	1.178	4.3	1.065	15.4
Average Foreign Exchange Rate (GBP vs. USD)	1.391	1.328	4.7	1.239	12.3

(1) Includes assets under custody of $25,046 billion, $25,020 billion and $22,505 billion, as of 1Q18, 4Q17, and 1Q17, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

Assets Under Management
The following table presents 1Q18 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of December 31, 2017	$1,745	$414	$330	$147	$146	$2,782
Long-term institutional inflows(1)	62	47	—	19	6	134
Long-term institutional outflows(1)	(109)	(29)	—	(18)	(5)	(161)
Long-term institutional flows, net	(47)	18	—	1	1	(27)
ETF flows, net	(8)	2	1	—	—	(5)
Cash fund flows, net	—	—	6	—	—	6
Total flows, net	(55)	20	7	1	1	(26)
Market appreciation	(28)	(5)	(2)	(3)	(2)	(40)
Foreign exchange impact	8	4	1	1	(1)	13
Total market/foreign exchange impact	(20)	(1)	(1)	(2)	(3)	(27)
Balance as of March 31, 2018	$1,670	$433	$336	$146	$144	$2,729

(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes both floating and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares ETF and SPDR® Long Dollar Gold Trust ETF. State Street is not the investment manager for the SPDR® Gold Shares ETF and the SPDR® Long Dollar Gold Trust ETF, but acts as the marketing agent.

Revenue

(Dollars in millions)	1Q18	4Q17	Increase (Decrease)		1Q17	Increase (Decrease)
Servicing fees	$1,421	$1,379	3.0%		$1,296	9.6%
Management fees	472	418	12.9		382	23.6
Trading services revenue	304	248	22.6		275	10.5
Securities finance revenue	141	147	(4.1)		133	6.0
Processing fees and other revenue	25	38	(34.2)		112	(77.7)
Total fee revenue(1)	2,363	2,230	6.0		2,198	7.5
Net interest income	658	616	6.8		510	29.0
Gains (losses) related to investment securities, net	(2)	—	nm		(40)	(95.0)
Total Revenue	$3,019	$2,846	6.1		$2,668	13.2
Net interest margin	1.43%	1.38%	5	bps	1.17%	26	bps

(1) Effects of the new Revenue Recognition Standard (ASU 2014-09): The newly effective revenue recognition standard increased 1Q18 total fee revenue by approximately $65 million. Relative to 1Q17, the new revenue recognition standard contributed 3% to fee revenue growth. The revenue impact was approximately $45 million in management fees, $15 million in trading services, and $5 million across other revenue line items.
nm Not meaningful

Servicing fees increased from 1Q17, primarily due to higher global equity markets, new business, client activity, and the favorable impact of currency translation, partially offset by modest hedge fund outflows. Compared to 4Q17, servicing fees increased, primarily due to new business, increased client activity, and stronger global equity markets.
Management fees increased from 1Q17, primarily due to higher global equity markets, the favorable impact of currency translation, and the adoption of the new revenue recognition accounting standard. Compared to 4Q17, management fees increased, primary due to higher global equity markets and the adoption of the new revenue recognition accounting standard.
Trading Services revenue increased from 1Q17, primarily due to stronger client FX volumes and higher electronic trading activity. Compared to 4Q17, trading services revenue increased due primarily to higher FX volatility, client volumes, and higher electronic trading activity.
Securities finance revenue increased from 1Q17, reflecting higher lending activity from the agency business. Compared to 4Q17, securities finance revenue decreased due to modestly lower revenue related to enhanced custody on lower balances.
Processing fees and other revenue decreased from 1Q17, largely reflecting the absence of a $30 million one-time gain in 1Q17 from the sale of a business and the episodic impact of $22 million in higher FX swap costs not included in the net interest income deposit hedging program. Compared to 4Q17, processing fees and other revenue decreased, reflecting seasonally lower software fees.
Net interest income increased from 1Q17, primarily due to higher U.S. market interest rates, disciplined liability pricing, higher client balances, and a continued shift away from wholesale CDs. Net interest margin increased 26 basis points compared to 1Q17, driven by higher U.S. market interest rates, disciplined liability pricing, higher client balances, and a continued shift away from wholesale CDs. Compared to 4Q17, NII increased primarily due to higher U.S. market interest rates, partially offset by lower day count. Compared to 4Q17, net interest margin increased 5 basis points, reflecting higher U.S. market interest rates, partially offset by a lower tax equivalent adjustment on municipal bonds and a larger balance sheet.

Expenses

(Dollars in millions)	1Q18	4Q17	Increase (Decrease)	1Q17	Increase (Decrease)
Compensation and employee benefits	$1,249	$1,067	17.1%	$1,166	7.1%
Information systems and communications	315	301	4.7	287	9.8
Transaction processing services	242	219	10.5	197	22.8
Occupancy	120	117	2.6	110	9.1
Acquisition and restructuring costs(1)	—	133	(100.0)	29	(100.0)
Other	330	294	12.2	297	11.1
Total Expenses(2)	$2,256	$2,131	5.9	$2,086	8.1

(1) In 4Q17 and 1Q17, the restructuring costs associated with Beacon were $133 million and $16 million, respectively.
(2) Effects of the new Revenue Recognition Standard (ASU 2014-09): The newly effective revenue recognition standard increased 1Q18 total expenses by approximately $65 million. Relative to 1Q17, the new revenue recognition standard contributed 3% to expense growth. The expense impact was approximately $15 million in transaction processing, $45 million in other expenses, and $5 million across other expense line items.

Compensation and employee benefits expenses increased from 1Q17, primarily due to increased costs to support new business, annual merit and performance-based incentives, and the unfavorable impact of currency translation, partially offset by Beacon savings. Compared to 4Q17, compensation and employee benefits expenses increased primarily due to higher expenses associated with the seasonal deferred incentive compensation for retirement-eligible employees, as well as seasonal payroll taxes, and increased costs to support new business.
Information systems and communications expenses increased from both 1Q17 and 4Q17. The increase from both periods is due to higher technology costs.
Transaction processing services expenses increased from both 1Q17 and 4Q17. The increase from both periods reflects higher client volumes and higher market levels.
Occupancy expenses increased from 1Q17, primarily reflecting Beacon-related global footprint investments.
Acquisition and restructuring expenses decreased from 1Q17, primarily related to lower acquisition costs and Beacon restructuring charges. Compared to 4Q17, acquisition and restructuring expenses decreased due to lower Beacon-related restructuring charges.
Other expenses increased from 1Q17 and 4Q17. The increase from both periods primarily reflects the adoption of the new revenue recognition accounting standard.

The 1Q18 GAAP-basis effective tax rate was 13.5% compared to 14.0% in 1Q17 and 48.4% in 4Q17. The 4Q17 tax rate included a one-time estimated net tax cost of $250 million as a result of the enactment of the Tax Cuts and Jobs Act (TCJA). The decrease in 1Q18 tax rate compared to 1Q17 reflects the impact of the lower U.S. tax rate under the TCJA partially offset by a reduction in tax advantaged investments and fewer discrete items.

The following table presents regulatory capital ratios as of March 31, 2018 and December 31, 2017. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Also presented is the calculation of State Street's supplementary leverage ratio (SLR). Unless otherwise noted, all capital ratios presented in the table and elsewhere in this News Release refer to State Street Corporation.

March 31, 2018(1)	Transitional Basel III Advanced Approaches(2)	Transitional Basel III Standardized Approach	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	N/A	N/A	12.1%	10.8%
Tier 1 capital ratio	N/A	N/A	15.4	13.7
Total capital ratio	N/A	N/A	16.3	14.6
Tier 1 leverage ratio	N/A	N/A	6.9	6.9

December 31, 2017
Common equity tier 1 ratio	12.3%	11.9%	12.0%	11.6%
Tier 1 capital ratio	15.5	15.0	15.2	14.7
Total capital ratio	16.5	16.0	16.2	15.7
Tier 1 leverage ratio	7.3	7.3	7.2	7.2

As of March 31, 2018 (Dollars in millions)(1)	Transitional SLR	Fully Phased-In SLR(4)
Tier 1 Capital	N/A	$15,143
Total assets for SLR	N/A	252,360
Supplementary Leverage Ratio	N/A	6.0%

As of December 31, 2017 (Dollars in millions)
Tier 1 Capital	$15,382	$15,080
Total assets for SLR	236,986	236,708
Supplementary Leverage Ratio	6.5%	6.4%

(1) March 31, 2018 capital ratios are preliminary estimates.
(2) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems.” Refer to the addendum included with this News Release for a description of the advanced approaches and a discussion of related risks. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in CET1, tier 1 and total capital numbers.
(3) Estimated pro-forma fully phased-in ratios as of December 31, 2017 reflect capital and total risk-weighted assets calculated under the Basel III final rule. Refer to the addendum included with this News Release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the then applicable regulatory requirements. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in CET1, tier 1 and total capital numbers.
(4) Estimated pro-forma fully phased-in SLRs as of December 31, 2017 (fully phased-in as of January 1, 2018, as per the phase-in requirements of the SLR final rule) are preliminary estimates as calculated under the SLR final rule. Refer to the addendum included with this News Release for reconciliations of these estimated pro-forma fully phased-in SLRs to our SLRs under the then applicable regulatory requirements. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in CET1, tier 1 and total capital numbers.

Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Friday, April 20, 2018, at 9:30 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 6679436.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 6679436.
The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 1Q18, State Street expects to publish its updates during the period beginning today and ending on or about May 3, 2018.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $33.3 trillion in assets under custody and administration and $2.7 trillion* in assets under management as of March 31, 2018, State Street operates globally in more than 100 geographic markets and employs 37,192 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF (approximately $36 billion as of March 31, 2018), for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated.
Additional Information
In this News Release:

•	All earnings per share amounts represent fully diluted earnings per common share.

•	Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.

•
New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Newly announced servicing asset mandates for the first quarter for 2018 include a significant amount of assets contracted for in the fourth quarter of 2017 for which we received client consent to disclose in the first quarter of 2018. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street.

•
New business in assets to be serviced is reflected in our AUCA after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUCA and AUM as of March 31, 2018. Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.

Forward-Looking Statements
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” "priority," “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 20, 2018.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures as a result of our acting as agent for our clients, including as asset manager;

•
increases in the volatility of, or declines in the level of, our NII, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and changes in the manner in which we fund those assets;

•
the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of such securities and the recognition of an impairment loss in our consolidated statement of income;

•
our ability to attract deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

•
the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements, implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as the AIFMD, UCITS, the Money Market Funds Regulation and MiFID II / MiFIR); among other consequences, these regulatory changes impact the levels of regulatory capital and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning, compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

•
adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;

•
requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

•
changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s decision to exit from the European Union may continue to disrupt financial markets or economic growth in Europe or potential changes in trade policy and bi-lateral and multi-lateral trade agreements proposed by the U.S.;

•
our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

•
our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputation and other consequences of our failure to meet such expectations;

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the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, or payments to clients or reporting to U.S. authorities;

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the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation and adverse actions by governmental authorities;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUCA or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our fee revenue in the event a client re-balances or changes its investment approach or otherwise re-directs assets to lower- or higher-fee asset classes;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business, and the possibility that our controls will prove insufficient, fail or be circumvented;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems (including those of our third-party service providers) and their effective operation both independently and with external systems, and complexities and costs of protecting the security of such systems and data;

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changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•	changes in accounting standards and practices; and

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the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2017 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.